EXHIBIT 11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Sixteen Weeks Ended November 13, 1999 and November 14, 1998

                                           Sixteen Weeks Ended
                                         ----------------------
                                           Nov. 13,    Nov. 14,
                                            1999        1998
                                          ---------   ---------
Diluted:
  Net earnings (loss) applicable to
    common shares                         $ (3,343)   $  6,051
                                          =========   =========
Shares:
  Weighted average number of
    common shares outstanding               17,784      17,677
  Shares issuable under employee
    stock plans - weighted average               -*         41
  Dilutive effect of exercise of
    certain stock options                        -*        198
  Less: Treasury stock-weighted average     (7,946)     (7,716)
                                          ---------   ---------
  Weighted average number of common and
    common equivalent shares outstanding     9,838      10,200
                                          =========   =========
Net earnings (loss) per common and
    common equivalent shares              $  (0.34)   $   0.59
                                          =========   =========

* The dilutive effect of stock options in the amount of 368,912 shares and 40,967 shares issuable under employee stock plans were not considered as the effect is antidilutive.






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